Exhibit 10.7

                               Amendment No. 1 to
             Amended and Restated Trademark License Agreement Dated
                     October 31, 1998 between Designs, Inc.
                             And Levi Strauss & Co.

      This Amendment No. 1 is entered into as of March 22, 2000 and amends that certain Amended and Restated Trademark License Agreement dated October 31, 1998 by and between Designs, Inc. and Levi Strauss & Co. (the "Agreement").

      The parties hereby agree that Section 19 of the Agreement is deleted in its entirety and substituted with the following language:

      "19. Licensee Assignment. The rights granted to Licensee are personal in nature. Licensee may not assign this Agreement or any rights granted under this Agreement, or delegate any of its obligations under this Agreement, without first obtaining the approval of LS&CO. Any such assignment without the prior approval of LS&CO, shall be null and void and of no force or effect. Any "Change of Control" of Licensee shall be considered and assignment of this Agreement by Licensee.

      "Change of Control" means:

(i) any consolidation or merger of Licensee in which Licensee is not the continuing or surviving corporation or after which the shareholders of Licensee on the date hereof cease to hold at least 50% or more of the combined voting power of Licensee;

(ii) any sale of all or substantially all the assets of Licensee to any person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934)(the "Exchange Act") other than to a then existing shareholder or group of shareholders of Licensee owning 75% or more of the combined voting power of Licensee's then outstanding securities;

(iii) any person, entity or group, as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act becomes or is discovered to be a beneficial owner (as defined in Rule 13d-3 under the Exchange Act as in effect on the date hereof) directly or indirectly of securities of Licensee representing 50% or more of the combined voting power of Licensee's then outstanding securities on a fully converted, fully diluted basis; or

(iv) (a) any person, entity or group as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act becomes or is discovered to be a beneficial owner (as defined in Rule 13d-3 under the Exchange Act as in effect on the date hereof) directly or indirectly of securities of Licensee representing 10% or more of the

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      combined voting power of Licensee's then outstanding securities on a fully converted, fully diluted basis and (b) that person, entity or group causes, either directly or indirectly, any change in the composition of the current Board of Directors pursuant to which a majority of the current members of the Board cease to serve as directors of Licensee.

Licensee shall notify LS&CO. of any Change in Control within fourteen (14) days after its occurrence. If the prior approval of LS&CO. is not obtained with respect to any change of Control of Licensee, LS&CO shall be entitled, in its sole discretion, to terminate this Agreement at any time during the ninety (90) day period after the date upon which LS&CO. receives from Licensee notice of the Change in Control or otherwise learns of the Change in Control."

      All other terms and conditions of the Agreement remain in full force and effect.

DESIGNS, INC.                             LEVI STRAUSS & CO.


By:  /s/ John J. Schultz                  __________________________
     Name: John J. Schultz                Name:
     Title: Chief Executive Office        Title
         and President

By:  /s/ Kenneth F. Rogers, Jr.
     Kenneth F. Rogers, Jr.
     Senior Vice President,
     Chief Financial Officer & Treasurer